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                                                                    Exhibit 10.4

                          CORPORATE SERVICES AGREEMENT

                                     BETWEEN

                             UCAR INTERNATIONAL INC.

                                       AND

                              UCAR GRAPH-TECH INC.
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                                TABLE OF CONTENTS

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                                                                                        PAGE
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
ARTICLE 1 - GENERAL DESCRIPTION OF SERVICES; AFFILIATES                                   3
ARTICLE 2 - SERVICES TO BE PROVIDED                                                       5
ARTICLE 3 - PERIOD OF SERVICES: TERM                                                      5
ARTICLE 4 - COMPENSATION; PAYMENT                                                         6
ARTICLE 5 - REPRESENTATIONS                                                               7
ARTICLE 6 - INDEPENDENT CONTRACTOR                                                        7
ARTICLE 7 - TAXES                                                                         7
ARTICLE 8 - CLAIMS                                                                        9
ARTICLE 9 - INDEMNITY                                                                     9
ARTICLE 10 - FORCE MAJURE                                                                 10
ARTICLE 11 - CONFIDENTIALITY                                                              11
ARTICLE 12  - NOTICES                                                                     12
ARTICLE 13  - MISCELLANEOUS                                                               13
ANNEX 1
ANNEX 2

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                          CORPORATE SERVICES AGREEMENT

         SERVICES AGREEMENT made as of this 1st day of January, 2000 between UCAR International Inc., a Delaware corporation acting through its various corporate departments and subsidiaries ("UCAR"), and UCAR Graph-Tech Inc., a Delaware corporation ("Graph-Tech").

                                   WITNESSETH:

         WHEREAS, UCAR's wholly owned subsidiary UCAR Carbon Company Inc. on the date hereof (the "Closing Date") shall transfer the assets and liabilities of its natural, acid-treated and flexible graphite businesses into Graph-Tech (the "Transfer"); and

         WHEREAS, it is the intention of the parties that certain services performed prior to the Transfer by UCAR for Graph-Tech shall continue to be provided after the Transfer; and

         WHEREAS, subject to the terms and conditions set forth herein, each party to this Agreement desires to have the other party render or cause to be rendered the services more specifically described hereinafter;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

ARTICLE 1 - GENERAL DESCRIPTION OF SERVICES; AFFILIATES

         1.1 As used herein, the terms "Services" shall mean the services described in Annex 1 attached hereto which will be supplied by UCAR hereunder for Graph-Tech and its domestic subsidiaries and the services described in Annex 2 attached hereto which will be supplied by Graph-Tech to UCAR.

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         1.02 The purpose of this Agreement is to enable both parties to continue to operate in the same manner as before the Closing Date. In general, the type quality and level of utilization of the Services after the Closing Date shall be the same as the type, quality and level of utilization of the comparable services provided by UCAR prior to the Closing Date except (i) as otherwise set forth herein or as reasonably requested by either party and (ii) that, in no event, shall the quality of the Services being supplied hereunder be less than the quality of comparable services being concurrently supplied to other businesses of UCAR. Notwithstanding the foregoing, the parties recognize that in some cases the practices, procedures and methods followed in connection with providing such comparable services prior to the Closing Date will have to be modified in order to provide the Services after the Closing Date.

         1.03 The parties recognize that the Services may include services which, by their nature, are required to be provided by or to affiliates or subsidiaries of the parties. The parties also recognize that such affiliates or subsidiaries may enter into other service agreements with respect to the provision of such Services ("Affiliate Agreements"). The parties shall (i) to the extent required in order to provide such Services, cause their affiliates and subsidiaries to provide such Services as if such affiliates and subsidiaries were the parties themselves, and (ii) provide or cause their affiliates or subsidiaries to provide such Services to each other's subsidiaries, and each party shall cause its subsidiaries to pay for such Services as if such subsidiaries were the parties themselves. In connection with the provision of such Services, each party's affiliates and subsidiaries shall be entitled to the benefits of (i) the limitations on liability set forth herein and (ii) the limitations on the obligation to provide Services set forth herein as if such subsidiaries and affiliates were the respective parent corporation. To the extent that such subsidiaries and affiliates enter into Affiliate Agreements with respect to such Services, such Affiliate Agreements shall supersede this Agreement in

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         respect of such Services.

ARTICLE 2 - SERVICES TO BE PROVIDED

         2.01 Each party shall provide the Services to the other party throughout the term of this Agreement; and

         2.02 The parties may, at any time during the term of this Agreement, mutually agree to amend Annex 1 or 2 so as to delete, include or modify services which are related to the conduct of their business.

ARTICLE 3 - PERIOD OF SERVICES:  TERM

         3.01 Either party may terminate its obligation to provide or to receive and pay for, as the case may be, any or all Services or any category of Services upon mutual consent or upon twelve (12) months' prior written notice to the other party.

         3.02 The term of this Agreement shall commence on the date hereof and shall continue thereafter as long as any Service covered hereby shall continue to be provided in accordance with this Agreement, unless sooner terminated in accordance with the terms set forth herein.

         3.03 Upon the termination of this Agreement the parties shall be released from any and all obligations to perform the Services hereunder subject to the terms of this Agreement. However, the parties' respective obligations under Articles 4 and 8 shall survive.

ARTICLE 4 - COMPENSATION; PAYMENT

         4.01 Each party shall pay or cause to be paid to the other or its designee

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a fee for each Service as set forth in Annex 1 and Annex 2 and determined in accordance with Section 4.02 (a "Fee").

         4.02 The Fee for each Service shall be determined in accordance with UCAR's standard internal accounting practices and procedures for determining the cost of such Services prevailing as of the date hereof; provided, however, that if such practices and procedures are changed by either party after the Closing Date, such changed practices shall be used to determine such Fee only with the prior written consent of the other party, which consent shall not be unreasonably withheld. It is the intent of this Agreement that the cost of Services would be the same as would be charged if Graph-Tech were a division of UCAR Carbon Company Inc. Cost is generally defined as departmental expense (wages and related overhead directly associated with the department, fringe benefits, rent, telephone expense, supplies and travel expense which is charged to a departmental unit, etc.) in accordance with the provider's practices and procedures for determining departmental costs.

         4.03 The parties shall invoice each other for the Services on such intervals as may be determined by the parties, but not less frequently than quarterly. Payment of each invoice shall be due net thirty (30) days from the date of such invoice.

         4.04 If, within thirty (30) days following receipt of any invoice, either party notifies the other in writing that

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it questions all or any party of the Fee reflected in such invoice, (i) the notifying party may withhold payment of the amount in question and (ii) the billing party shall provide to the notifying party within thirty (30) days after receipt of such notice a certificate, signed by the appropriate financial officer or department head of billing party, answering the question in reasonable detail sufficient to permit the notifying party to verify the accuracy of such Fee together with documentary evidence of the basis for the calculation of such Fee. Pending receipt of any such certificate and documentary evidence, the notifying party shall pay or cause to be paid the unquestioned amount of such Fee to the billing party or its designee when due. Within ten
(10) days after receipt of such certificate and documentary evidence, the notifying party shall (i) pay or cause to be paid the balance of such Fee to the billing party or its designee, or (ii) give written notice to the billing party that the notifying party continues to so question the Fee. Promptly after receipt of such notice, the parties shall meet to negotiate in good faith a resolution of such questions. If the parties cannot resolve the question in a mutually satisfactory manner within thirty (30) days after such notice

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shall have been given, the question shall promptly be submitted to the independent public accountants retained by the parties, whose decision shall be final and binding on both parties. Such firm will review the books and records of the parties (and their respective subsidiaries and affiliates, as the case may require) and make such other investigation as it shall deem necessary to resolve the question. The costs of retaining such firm shall be borne by the party against whom the accountants find.

ARTICLE 5 - REPRESENTATIONS

         THERE ARE NO REPRESENTATIONS OR WARRANTIES BY EITHER PARTY WITH RESPECT TO THE SERVICES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AS TO THE SERVICES.

ARTICLE 6 - INDEPENDENT CONTRACTOR

         Each party and their subsidiaries and affiliates shall be deemed to be independent contractors, and not agents, partners or joint venturers, in connection with the supplying of the Services.

ARTICLE 7 - TAXES

         In addition to any other amounts payable the party receiving Services shall

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promptly reimburse the provider of the Services for any taxes, excises, imposts, duties, levies, withholdings or other similar charges (except any taxes, excises, imposts, duties, levies, withholdings or charges based on net income) that such provider may be required to pay on account of the performance of Services, provided, however, that the provider shall not be entitled to receive any such payment to the extent any of the foregoing have been included in the calculation of the Fee. Any amount payable under this provision shall be computed so as to hold the performing party harmless on an after tax basis.

ARTICLE 8 - CLAIMS

         Receipt of any Service hereunder shall constitute an unqualified acceptance of such Service and a waiver of any and all claims with respect to the Service unless either party receives written notice of a claim within sixty
(60) days after receipt. No claim resulting from the breach of this Agreement or as to any Service provided whether based on negligence, strict liability in tort, breach or warranty or any other basis, shall be greater in amount than the Fee for that portion of the Service in respect of which such claim is made, and in no event will either party be liable to the other or its subsidiaries for any special, indirect, incidental or consequential damages or any lost profits, whether or not caused by or resulting from such negligence, strict liability, breach of warranty or other basis of claim hereunder, provided, however, that such limitations shall not apply to damages caused by or resulting from gross negligence, fraud or willful misconduct.

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ARTICLE 9 - INDEMNITY

         Except as otherwise provided in this Agreement, or any ancillary agreement, effective as of the date of this Agreement, each party shall, without any further responsibility or liability of or recourse to the other or its affiliates or any of the other party's or the other party's affiliates' directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assigns, be solely liable and responsible for any and all claims, liabilities, obligations, losses, deficiencies and damages (except for civil or criminal penalties or punitive damages), or judgments of any kind or nature whatsoever arising out of the furnishing or failing to furnish the Services provided for in this Agreement, (all of which are hereinafter called "Liabilities"), regardless of by whom asserted and regardless of whether or not any Liabilities are known or unknown, fixed or contingent or asserted or unasserted, but only to the extent that such Liabilities arise out of the furnishing of the Services after the effective date of this Agreement. Each party shall indemnify and hold the other and its affiliates and their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns harmless from and against any and all Liabilities (including without limitation reasonable fees and expenses of counsel) of whatever kind and nature, but only to the extent such Liabilities arose, and the facts on which they are based, occurred, following the effective date of this Agreement. Notwithstanding the foregoing, each party shall have any and all rights to pursue claims against the other or the others affiliates'

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or its or their directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns for fraud, gross negligence, willful misconduct or breach of contract.

ARTICLE 10 - FORCE MAJURE

         Neither party shall be liable for its failure to perform hereunder to the extent that its performance is made impracticable, delayed or prevented, in whole or in part, due to any occurrence beyond its reasonable control, including without limitation; acts of God; inclement weather; floods; accidents; strikes; lockouts; fires; wars; equipment failures; labor disputes; labor shortages; riots; demonstrations; sabotage; laws, ordinances, rules, regulations, standards or decrees of governmental or other authorities, whether valid or invalid (including, without limitation, import or export prohibitions or priorities, requisitions, allocations and price adjustment restrictions); inability to obtain or unavoidable delay in obtaining necessary power, materials, facilities, services or equipment; interruption or unavoidable delay in communication or transportation; or any other occurrence which could have a material adverse impact on the ability of the party to perform this Agreement. If the obligations of one party are suspended pursuant to the preceding sentence, such party shall give written notice to that effect to the other within then (10) days after suspension shall have commenced together with a statement setting forth reasonably full particulars concerning the cause of the suspension and shall use all possible diligence to remedy the cause of the suspension as quickly as possible. The requirement that the cause of the

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suspension be remedied with all possible diligence shall not require the settlement of strikes, lockouts or other labor difficulties.

ARTICLE 11 - CONFIDENTIALITY

         Each party agrees to refrain from using in any manner and to use its best efforts to keep confidential, any and all information and data concerning the business and affairs of the other party of its affiliates which it has received as a result of this Agreement except to the extent that such party can demonstrate that the information or data (i) is generally available to the public as evidenced by prior written publication through no act of failure to act of it, (ii) was already known to it on a non-confidential basis on the date of receipt as evidenced by written and dated records made by it prior to the date hereof, (iii) was independently developed without reference to the other parties information as evidenced by written documentation, or (iv) is subsequently disclosed to it on a non-confidential basis by a third party not having a confidential relationship with such other party with respect to such information. Notwithstanding the foregoing, each of the parties shall be free to disclose any such information or data to the extent and only to the extent (i) required by applicable law or by a government in a duly authorized investigation, or (ii) necessary to establish such party's position in any litigation or any arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including without limitation, the failure of the transactions contemplated hereby to be consummated. Prior to any disclosure pursuant to the preceding sentence, the disclosing party

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shall give reasonable prior notice to the other party to this Agreement of such intended disclosure and, if requested by such party, shall use all reasonable efforts to obtain a protective order or similar protection for such other party.

ARTICLE 12 - NOTICES

         All notices permitted or required to be given hereunder shall be given by personal delivery, telex, telecopy, reputable overnight carrier, or registered or certified mail, return receipt requested, postage prepaid, addressed to the receiving party at its address set forth below:

         When UCAR is the receiving party:

               UCAR International Inc.
               3102 West End Avenue, Suite 1100
               Nashville, Tennessee  37203
               Attention:       President
               With a copy to: General Counsel

         When Graph-Tech is the receiving party:

               UCAR Graph-Tech Inc.
               11709 Madison Avenue
               Lakewood, Ohio  44107
               Attention:       President

         Any party may change its address for such purpose by giving written notice to the other party of such change. Any notice so delivered, telecopied or telexed shall be deemed to have been duly given upon receipt and any notice so mailed shall be deemed to have been given four (4) business days after so mailed.

ARTICLE 13 - MISCELLANEOUS

         13.01 This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Except as

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otherwise expressly provided herein, nothing contained herein shall be deemed to create any third party beneficiary rights in any individual who or entity which is not a party. Any assignment or delegation of this Agreement by either party without the prior written consent of the other party shall be void except that no such consent shall be required with respect to an assignment or delegation made (i) to a subsidiary or affiliate of a party or (ii) in connection with the sale, transfer or other disposition of all substantially all of the businesses of either party.

         13.02 This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

         13.03 The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed to be a substantive part of this Agreement.

         13.04 The failure of either party at any time to enforce or require performance of any provision contained in this Agreement shall in no way operate as a waiver or affect the right of such party at a later time to enforce such provision.

         13.05 If any provision contained in this Agreement shall be held to be invalid or unenforceable in any jurisdiction for any reason, such provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which it shall be severed from this Agreement with the balance of this

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Agreement continuing in full force and effect. Such reformation or severance shall not have the effect of rendering such provision invalid or unenforceable in any other jurisdiction or in any other case or circumstances or of rendering invalid or unenforceable any other provision contained in this Agreement to the extent that such other provision is not itself actually in conflict with any applicable law.

         13.06 THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS RULES OR PRINCIPLES.

         13.07 This Agreement and all the Annexes or Exhibits attached hereto, and all other documents and certificates referred to herein, constitute the entire understanding of the parties concerning the services to be performed hereunder and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. No modification of this Agreement or waiver of any provision or right hereunder will be binding upon either party unless signed in writing by an authorized representative of such party.

         13.08 All capitalized terms used herein or in the Annexes attached hereto which are not otherwise defined herein or therein shall have the meanings assigned to them in the appropriate Transfer Agreement dated as of December 31, 1999 between UCAR Carbon Company Inc. and Graph-Tech.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above

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written.

UCAR International Inc.                   UCAR Graph-Tech Inc.
By:      /s/ Karen G Narwold              By:      /s/ John J. Wetula
   -------------------------                 -----------------------------------
Name:    Karen G. Narwold                 By:      John J. Wetula
     -----------------------                 -----------------------------------
Title:   Vice President                   Title:   President
      ----------------------                    --------------------------------

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